EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. and Subsidiaries on Form S8 (No. 333-165482, effective March 15, 2010, No. 333-145904, effective September 6, 2007, No. 333-61306, effective April 21, 1993, No. 333-80590, effective June 22, 1994, No. 333-48089, effective March 17, 1998, No. 333-52206, effective December 19, 2000 and No. 333-52480, effective December 21, 2000) of our report dated February 20, 2013, on our audits of the consolidated financial statements and Schedule II as of December 29, 2012 and December 31, 2011 and for each of the fiscal years in the two-year period ended December 29, 2012, which report is included in this Annual Report on Form 10-K.

EISNERAMPER LLP

/s/ EisnerAmper LLP

Edison, NJ
February 20, 2013